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MetroPCS Communications, Inc.
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P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
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On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of stockholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc. STOCKHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

On April 4, 2013, P. Schoenfeld Asset Management LP hosted a presentation for MetroPCS stockholders via webcast.  A copy of the presentation materials used in the webcast and a transcript of the webcast are included below.

PSAM's Compelling Case Against the MetroPCS/T-Mobile Transaction April 4, 2013

Introduction

Key Reasons for Voting AGAINST the Proposed Transaction Introduction 1. Proposed transaction is highly risky and unfair to PCS shareholders . Pro forma Combined Company is over-levered . No change of control premium to PCS shareholders . Highly problematic equity split . Sub-optimal sale process by PCS 2. PCS shareholders are being both misled and under-represented 3. The competitive landscape in telecom has materially changed since the proposed PCS / T-Mobile transaction was negotiated in 2012 4. Significant evidence of Deutsche Telekom conflicts of interest the proposed transaction is consummated 5. Deutsche Telekom lacks confidence in the combined PCS / T-Mobile ISS and Glass Lewis came to the same conclusion as PSAM – vote AGAINST the proposed PCS / T-Mobile transaction Standalone alternative provides superior value to PCS shareholders

PCS was Down as Much as 31% After the Proposed Transaction was Announced Introduction $14.00 MetroPCS (NYSE:PCS) Current (4/1/2013) $11.05 52-wk High (10/2/2012) $14.51 52-wk Low (6/26/2012) $5.53 (10/2/2012) Deutsche Telekom confirms it is in talks with one prior to $12.00 $13.00 PCS one-day announcement ($13.57) (10/3/2012) Shares close down (9.8%) on day of announcement ($12.24) (3/27/2013) ISS recommends shareholders vote AGAINST proposed transaction ($10.53) (3/28/2013) Glass Lewis recommends shareholders vote AGAINST proposed transaction ($10.90) $11.00 12.00 (12/12/2012 – 3/22/2013) PCS Chairman Roger Linquist sells 32% of his position in PCS $9.00 $10.00 (10/1/2012) Unaffected share price ($11.52) $8.00 10/1/2012 11/1/2012 12/1/2012 1/1/2013 2/1/2013 3/1/2013 4/1/2013 (2/7/2013) PSAM issues a press release announcing that it sent a letter to PCS and DT on January 30, 2013 outlining certain issues related to the structure of the proposed transaction ($9.78) (3/18/2013) PSAM releases White Paper addressing issues with proposed transaction ($10.25) PCS shareholders have clearly demonstrated that they are AGAINST the proposed T-Mobile transaction

Standalone Alternative

PCS Standalone is Worth $13 – $14 per Share Standalone Alternative Multiple Ways to Create Network The Transition to LTE Creates PCS Has Better Operating PCS Has a Valuable Capacity Strategic Options Benchmarks than T-Mobile USA Distribution Platform Service Revenue Growth 1 Buy Spectrum 1 Lower Churn 1 Cost per Gross Addition 1 EBITDA Growth EBITDA Margin EBITDA – Capex 2 3 4 Split Cell-sites Wi-Fi Offload 2 3 4 Higher ARPU Subscriber Portability 2 3 Lifetime Value of a Customer 2 Growth ARPU Growth 5 Mobile Virtual Network Operator Standalone is not standstill We believe standalone risk is significantly mitigated by spectrum values

Standalone Alternative

PSAM's Forecasts for PCS are Consistent with Management's Forecasts

We believe our assumptions are conservative and further confirm the viability of a standalone alternative

- PCS has demonstrated an impressive conversion of 26% subscribers to Long-Term Evolution services ("LTE") by the end of 2012
  - We expect average revenue per user ("ARPU") for LTE to be at least $50
  - Reported LTE churn was 2.3% in 4Q12
  - We expect 35% of subscribers to be on LTE by the end of 1Q13
- We assumed a $1.5 billion purchase of spectrum
- We expect PCS to add 150,000 – 300,000 new subscribers per year in 2013-2017
- We assume approximately two thirds of subscribers are on LTE by the end of 2015
- We assume a 15% increase in acquisition costs per new subscriber and 50% increases in retention budgets to support LTE
- We assume churn declines to 2.3% by 2017

Estimated EBITDA Projections
($ in millions)


$1,349
$1,359
$1,439
$1,556
$1,616
$1,736
$1,798
$1,911
$1,987
$2,042
2013E
2014E
2015E
2016E
2017E
PSAM Forecasts
Management Forecast (PCS Proxy Statement)

PSAM believes that new spectrum and the PCS marketing platform create significant upside in EBITDA and subscribers to our base case forecast

PSAM

Standalone Alternative

PCS Deserves Higher Multiple than T-Mobile

- PCS deserves a higher EBITDA multiple than T-Mobile
  - **Superior recent financial performance – Since 2010, PCS has outperformed T-Mobile in several key financial metrics:**

Service Revenue (CAGR 2010 - 2012)		EBITDA (CAGR 2010 - 2012)		EBITDA Margin (2012)		EBITDA - Capex (CAGR 2010 - 2012)		ARPU (CAGR 2010 - 2012)		Subscriber Value [1] (Lifetime CF as % of CPGA)	
MetroPCS	**10.9%**	**MetroPCS**	**14.0%**	**MetroPCS**	**30.0%**	**MetroPCS**	**33.1%**	**MetroPCS**	**1.1%**	**MetroPCS**	**185.0%**
T-Mobile	(4.1%)	T-Mobile	(5.6%)	T-Mobile	24.8%	T-Mobile	(13.6%)	T-Mobile	(3.2%)	T-Mobile Post Paid	131.0%
										T-Mobile 4G	88.0%

  - PCS shareholders have been offered 26% of the Combined Company and DT has complete control of the Board and management (and will have significant control even if its ownership falls below 50%). DT will be by far the largest creditor of the Combined Company. **The proposed transaction clearly represents a change in control and PCS shareholders should receive an appropriate control premium**
  - **Average 1-day prior change in control premiums in 2012 were 33%** [2]
    - The observed forward multiples selected by Evercore, PCS's financial advisor, indicate such premiums relative to trading comparables
      - Precedent Transaction: Observed Mean 5.8x, Median 6.7x; Selected Range of 5.0x to 7.0x
      - Trading Comparables: Observed Mean 5.1x, Median 5.2x; Selected Range of 4.75x to 5.75x
  - **T-Mobile is not contributing trademarks, an important and valuable asset of the Combined Company**
    - As part of the transaction, DT will extract additional value by charging the Combined Company royalty fees of 0.25% of pro forma revenue

(1) Additional detail and calculation can be found on slide titled "PCS Has a Valuable Distribution Platform"
(2) Per Thomson Reuters, as of December 31, 2012. Premiums are relative to target share prices one day prior to announcement for deals with U.S. targets valued over $100 million

PSAM

PCS Has a Valuable Distribution Platform Standalone Alternative T-Mobile T-Mobile Profitability per Subscriber Comparison MetroPCS Monthly 4G Post Paid ARPU $40.63 $42.00 $56.75 Less: Cash Cost Per User (CCU) (20.38) (19.89) (29.49) Gross Cash Flow Per Subscriber $20.25 $22.11 $27.26 Churn 3.4% 3.9% 2.3% Average Life (1) 19.8 17.6 29.2 Total Lifetime Gross Cash $400 $389 $795 Cost Per Gross Addition (CPGA) $216 $441 $608 Lifetime Cash Flow as a % of CPGA 185% 88% 131% Note: All data based on last twelve months ended December 31, 2012 (1) Average life is derived from the trailing twelve month churn ratio and the logarithm to 50% of the initial pool of subscribers cumulatively disconnecting PCS subscribers are more valuable than both T-Mobile 4G and T-Mobile post paid subscribers based on the calculation of life time cash flow divided by CPGA

Standalone Alternative

A Standalone Company is a Viable and Attractive Alternative

Voting down the proposed deal, even without a revised offer from DT or another buyer surfacing, still yields superior value to PCS shareholders – with or without the $1.5 billion spectrum purchase

Discounted Cash Flow Analysis

($ in millions, except per share amounts)

- Discounted cash flow analysis uses PCS's management forecast from the proxy
- Analysis assumes the same discount rate and terminal multiple assumed by Evercore of 8.5% and 5.0x, respectively

Implied Enterprise Value			$9,576.8
Less: Debt (1)			(4,768.3)
Plus: Cash (1)			2,613.3
Implied Equity Value			$7,421.8
Implied Price per Share Range	$16.64	--	$21.32
Implied Price per Share Range (inc. spectrum deduct)	$13.88	--	$18.57

Premium / (Discount) to:

Current Stock Price (4/1/13):		
$11.05	26%	68%
Pre Announcement Stock Price:		
$13.57	2%	37%

(1) Based on PCS's actual balance sheet as of December 31, 2012
Note: Range assumes 4.5x – 5.5x terminal multiple and 8.0%– 9.0% weighted average cost of capital

Market Multiples Analysis

($ in millions, except per share amounts)

- Based on a peer group of publicly traded wireless communications providers
- Evercore selected a range of 4.75x to 5.75x 2013E EBITDA

2013E EBITDA	$1,359.0	$1,359.0	$1,359.0	$1,359.0
EV / EBITDA Multiple Range	4.5x	5.0x	5.5x	6.0x
Implied Enterprise Value	**$6,115.5**	**$6,795.0**	**$7,474.5**	**$8,154.0**
Less: Debt (1)	(4,768.3)	(4,768.3)	(4,768.3)	(4,768.3)
Plus: Cash (1)	2,613.3	2,613.3	2,613.3	2,613.3
Implied Equity Value	**$3,960.5**	**$4,640.0**	**$5,319.5**	**$5,999.0**
Fully Diluted Shares Outstanding (2)	369.8	369.8	369.8	369.8
Implied Price per Share	**$10.71**	**$12.55**	**$14.38**	**$16.22**

Premium / (Discount) to:

Current Stock Price (4/1/13):				
$11.05	(3%)	14%	30%	47%
Pre Announcement Stock Price:				
$13.57	(21%)	(8%)	6%	20%

(1) Based on PCS's actual balance sheet as of December 31, 2012
(2) Calculated based on fully diluted shares outstanding using the treasury stock method; Includes 4.7 million restricted shares

PSAM

We Believe Standalone Risk is Significantly Mitigated by Spectrum Values Standalone Alternative $0.68 $0.63 $7.52 700 / 800 MHz Band ($ per MHz-Pop) AWS / PCS Band (1.7 / 2.1 GHz) ($ per MHz-Pop) Recent Notable Spectrum Transactions $0.54 $0.55 $1.28 $1.54 $4.21 FCC Auction 66 (Sep-2006) Verizon / SpectrumCo (Dec-2011) Verizon / Leap (Dec-2011) Verizon / AT&T (Jan-2013) FCC Auction 73 (Mar-2008) Leap / Verizon (Dec-2011) AT&T / Verizon (Jan-2013) Grain Management / Verizon (Jan-2013) Net Spectrum Value $3,616.1 NPV of Subscribers 3,447.4 Implied Enterprise Value of Harvest Scenario $7,063.5 Sources: Press releases, third-party Wall Street research, and FCC Even a “Harvest” Scenario Yields Greater Value than Current Share Price ($ in millions, except per share amounts) A standalone “harvest” scenario for PCS would be worth $13.27 per share, compared to a current share price of $11.05* . Assumes that company sells current spectrum portfolio and operates as a Less: Debt (1) (4,768.3) Plus: Cash (1) 2,613.3 Implied Equity Value $4,908.5 Fully Diluted Shares Outstanding (2) 369.8 Implied Value per Share $13.27 Mobile Virtual Network Operator . Sale of PCS spectrum could yield in excess of $3.8 billion ($3.4 billion to $3.6 billion after taxes) based on recent transaction prices indexed for historical premiums assigned to urban markets in larger spectrum auctions Current Share Price $11.05 Premium to Current Share Price 20.1% . Fully-taxed rate of PCS subscribers, in a run-off scenario, could be worth in excess of $3.4 billion (1) Based on Actual December 31, 2012 balance sheet for PCS (2) Calculated based on fully diluted shares outstanding using the treasury stock method; Includes 4.7 million restricted shares (3) As of April 1, 2013 * Pricing as of April 1, 2013 (3) (3)

Transaction Issues

The Pro Forma Combined Company is Over-Levered Transaction Issues 3.6x Net Debt / 2013E EBITDA 2.0x 1.6x 1.6x 1.2x Combined Company (Standalone) (1) Sources: Public filings and Bloomberg consensus estimates (1) Pro forma for SoftBank and Clearwire transactions

Revised Capital Structure is a Win / Win Transaction Issues Reducing overall leverage and adjusting for market interest rates on DT Notes has significant benefits . Reduction of interest expense of approximately $498 million annually assuming a $4.0 billion reduction in DT Notes and interest rate in line with the New PCS Notes . Equates to $4.2 billion reduction in interest payments over term of DT Notes Average Annual Interest Interest Cumulative Facility Amount Rate Expense Leverage (1) DT Notes (Permanent Notes) Average Annual Interest Interest Cumulative Facility Amount Rate Expense Leverage (1) $7 500 0 8 16% (2) 612 0 3 2x y Capital Structure with 3.0x Leverage and Market Interest Rates ($ in millions) Proposed Capital Structure ($ in millions, except per share amounts) 5,500.0 6.44% (4) 354.1 DT Notes (Reset Notes) 5,500.0 5.56% (5) 305.9 2.6x New PCS Notes 3,500.0 6.44% 225.3 2.6x Existing PCS Notes 2,000.0 7.25% 145.0 2.6x Total Combined Company Debt $16,500.0 6.24% $1,030.3 2.6x T-Mobile Lease Obligations 2,400.0 3.0x PCS Lease Obligations 400.0 3.0x DT Notes (Permanent Notes) $7,500.0 8.16% ) 612.0 3.2x DT Notes (Reset Notes) 7,500.0 7.28% (2) 546.0 New PCS Notes 3,500.0 6.44% 225.3 3.2x Existing PCS Notes 2,000.0 7.25% 145.0 Total Combined Company Debt $20,500.0 7.46% $1,528.3 T-Mobile Lease Obligations 2,400.0 PCS Lease Obligations 400.0 3.6x Total Adjusted Combined Company Debt $19,300.0 3.0x Less: Total Cash at Closing (1,800.0) Net Debt 17,500.0 2.7x Total Adjusted Combined Company Debt $23,300.0 3.6x Less: Total Cash at Closing (1,800.0) Net Debt 21,500.0 3.4x Pro Forma Price per Share (before split) (3) $6.99 Combined Company Shares Outstanding (before split) 1,422.3 Total Combined Company Equity $9,947.2 Difference of $498 million per year $4.2 billion over 8.5 years $2,498 Memo: Make Whole Premium on DT Notes $4,629 (1) Based on Combined Company 2012A EBITDA of $6.4 billion (2) Coupon based on the estimated committed weighted average rate per PCS proxy statement Difference of $2.1 billion (6) (3) Calculated based on PCS share price of $11.05 (as of April 1, 2013) less $4.06 per share dividend to PCS shareholders (4) Based on the weighted average coupon of New PCS Notes, which were issued on March 8, 2013 (5) Based on the weighted average coupon of New PCS Notes, which were issued on March 8, 2013, less 87.5 basis points to account for the spread between Permanent Notes and Reset Notes (6) Based on reduction in amount of DT Notes by $4.0 billion and market interest rate on DT Notes

PCS Multiple Depressed Due to T-Mobile Transaction Transaction Issues 7.9x Enterprise Value / LTM (12/31/2012) EBITDA 7.2x 6.5x 5.4x 5.3x Mean: 6.0x Median: 4.9x 4.6x 4.1x 5.4x Sprint Verizon AT&T Leap NTELOS Atlantic Tele- Network US Cellular MetroPCS (1) (2) (standalone) Note: Pricing as of April 1, 2013 Sources: Public filings and third-party Wall Street research (1) Pro forma for SoftBank and Clearwire transactions (2) Assumes $82.6 billion value for Vodafone’s 45% stake in Verizon Wireless per third-party Wall Street research

Transaction Issues

Debt Reduction and Market Interest Rates Has Direct Benefits to All Stakeholders

Reducing total debt and adjusting the interest rate results in value accretion for all stakeholders, including DT

Reducing DT Notes and Adjusting Interest Rate Benefits All Stakeholders
($ in millions, except per share amounts)

	Reduction in DT Notes		
	$4,000.0	**$5,000.0**	**$6,000.0**
Reduction in DT Notes			
Combined Company Shares Outstanding	1,422.3	1,422.3	1,422.3
Value Increase per Share from Reduction in DT Notes	**$2.81**	**$3.52**	**$4.22**
Interest Rate Reduction on DT Notes			
Amount of DT Notes	$11,000.0	$10,000.0	$9,000.0
Current Interest Rate on DT Notes (1)	7.72%	7.72%	7.72%
Proposed Interest Rate on DT Notes (2)	6.00%	6.00%	6.00%
Proposed Interest Rate Reduction	1.72%	1.72%	1.72%
Interest Expense Savings (after tax @ 38%)	**$117.3**	**$106.6**	**$96.0**
Combined Company Shares Outstanding	1,422.3	1,422.3	1,422.3
Cash Flow / EPS Accretion	**$0.08**	**$0.07**	**$0.07**
Valuation Multiple	10.0x	10.0x	10.0x
Value Increase per Share from Interest Rate Reduction on DT Notes	**$0.82**	**$0.75**	**$0.67**
EBITDA Multiple Expansion			
Combined Company 2013E EBITDA	$5,918.0	$5,918.0	$5,918.0
EBITDA Multiple Expansion	0.5x	0.5x	0.5x
Increase in Implied Enterprise Value	$2,959.0	$2,959.0	$2,959.0
Combined Company Shares Outstanding	1,422.3	1,422.3	1,422.3
Value Increase per Share from EBITDA Multiple Expansion	**$2.08**	**$2.08**	**$2.08**
Total Value Increase per Share	**$5.72**	**$6.35**	**$6.97**
Value Accretion to DT			
Total Value Increase in DT's Equity Stake at 74% (3)	$6,017.7	$6,678.8	$7,339.9
Less: Debt Reduction	(4,000.0)	(5,000.0)	(6,000.0)
Net Value Increase to DT	**$2,017.7**	**$1,678.8**	**$1,339.9**

(1) *Based on estimated committed weighted average interest rate of 7.72% on DT Notes per PCS proxy filing. See slide titled "Revised Capital Structure is a Win / Win" for details*
(2) *Represents weighted average interest rate assuming (a) 6.44% interest rate on Permanent Notes (represents weighted average coupon on New PCS Notes) and (b) 5.56% interest rate on Reset Notes (represents weighted average coupon on New PCS Notes less 87.5 basis points to account for the spread between Permanent Notes and Reset Notes). See slide titled "Revised Capital Structure is a Win / Win" for details*
(3) *Calculated as (a) 74% of total Combined Company shares outstanding multiplied by (b) total value increase per share*

PSAM

Transaction Issues

Proposed Equity Split is Aligned with Revised Capital Structure

- Reducing total debt by $4.0 billion and adjusting interest rates on DT Notes results in a more appropriate equity split, before accounting for a control premium

Implied Equity Split Based on Actual 2012 EBITDA
($ in millions)

	MetroPCS	T-Mobile	Combined Company
EV/EBITDA Multiple	5.00x	5.00x	5.00x
2012A EBITDA	**$1,530.0** (1)	**$4,886.0** (2)	**$6,416.0**
Implied Enterprise Value	$7,650.0	$24,430.0	$32,080.0
Plus: Cash	2,613.3	686.7 (3)	1,800.0
Less: Dividend	(1,500.0)	-	-
Less: Debt	(4,446.5)	(12,000.0) (4)	(16,446.5)
Less: Capital Lease Obligations	(321.7)	(2,400.0)	(2,721.7)
Equity Value	**$3,995.0**	**$10,716.7**	**$14,711.7**
Implied Equity Split	**27.2%**	**72.8%**	**100.0%**


27.2%
Implied Equity Split
with Control Premium
30.8%
34.0%
MetroPCS EV/EBITDA Multiple (7):
5.00x
5.50x
6.00x

Implied Equity Split Based on Estimated 2013 EBITDA
($ in millions)

	MetroPCS	T-Mobile	Combined Company
EV/EBITDA Multiple	5.00x	5.00x	5.00x
2013E EBITDA	**$1,359.0** (5)	**$4,559.0** (6)	**$5,918.0**
Implied Enterprise Value	$6,795.0	$22,795.0	$29,590.0
Plus: Cash	2,613.3	686.7 (3)	1,800.0
Less: Dividend	(1,500.0)	-	-
Less: Debt	(4,446.5)	(12,000.0) (4)	(16,446.5)
Less: Capital Lease Obligations	(321.7)	(2,400.0)	(2,721.7)
Equity Value	**$3,140.0**	**$9,081.7**	**$12,221.7**
Implied Equity Split	**25.7%**	**74.3%**	**100.0%**


25.7%
Implied Equity Split
with Control Premium
29.6%
33.1%
MetroPCS EV/EBITDA Multiple (7):
5.00x
5.50x
6.00x

Note: PCS balance sheet items as of December 31, 2012 per company filings; T-Mobile / Combined Company balance sheet as per T-Mobile presentation dated October 3, 2012

(1) Represents 2012 PCS reported EBITDA of $1,512.4 million plus $17.6 million of one-time legal and professional service expenses related to T-Mobile transaction, as compared to 2012 estimate of $1,311 million discussed in PCS's proxy statement

(2) Represents 2012 T-Mobile reported EBITDA of $4,886 million

(3) Cash at T-Mobile solved for to equal $1.8 billion for Combined Company, as per T-Mobile presentation dated October 3, 2012

(4) Includes (i) the DT Notes of $15.0 billion plus (ii) $1.0 billion of third-party debt less (iii) $4.0 billion reduction in DT Notes

(5) Estimated 2013 PCS EBITDA as per PCS's proxy statement dated March 12, 2013

(6) Unadjusted Estimated 2013 T-Mobile EBITDA as per PCS's proxy statement dated March 12, 2013

(7) Represents PCS EV/EBITDA multiple. T-Mobile EV/EBITDA multiple assumed to be 5.00x

PSAM

Closing Remarks

Questions

P. Schoenfeld Asset Management LP

Moderator: Peter Schoenfeld

04-04-2013/10:30 a.m.

P. Schoenfeld Asset Management LP

Moderator:                              Peter Schoenfeld

April 4, 2013

10:30 a.m. ET

Operator:                                                                    Welcome to PSAM’s presentation of the Compelling Case Against the MetroPCS/T-Mobile Transaction.  Today’s presentation will begin with comments from the PSAM team followed by a question-and-answer period.  Questions may be submitted through the question box on the left side of your webcast portal at any time during the presentation.  Please also click now on the links located below the question box to download a PDF of PSAM’s white paper, as it will be referred to throughout PSAM’s remarks today.

I will now turn the presentation over to Peter Schoenfeld, CEO and CIO of PSAM.

Peter Schoenfeld:                         Hello, and thank you all for joining our webcast this morning.  I’m Peter Schoenfeld.  Here with me today are my partners, Doug Polley, portfolio manager at PSAM, and Rich Bilotti, head of special situations research at PSAM.

As you know, we published a white paper on March 18th in which we went into great detail about why we believe PCS shareholders should vote against the proposed combination between MetroPCS and T-Mobile.  As you saw last week, both ISS and Glass Lewis came to the same conclusion we did, PCS shareholders should vote against a proposed transaction because they will receive greater value by having PCS remain a standalone company.  We’ll come back to this point in a moment.

We also pointed out in our white paper the highly problematic method that the PCS board used to complete the equity split and the aggressive assumptions associated with the calculation of the deal synergies and T-Mobile’s projected cash flow.  Also a concern is that the PCS board and senior management have continuously danced around the fact that control is clearly being passed from PCS to T-Mobile and ultimately Deutsche Telekom, and PCS shareholders are receiving no control premium for their shares.

The board also failed to establish a robust and coordinated sales process to maximize shareholder value.  Instead, PCS engaged in an insufficient series of ad hoc discussions with potential third parties over a multi-year period, which were aimed primarily at satisfying the company’s need for accessing additional spectrum, rather than obtaining control premium or maximizing value for PCS shareholders.

I’ve been investing in the M&A and restructuring transaction for over 30 years.  This was the first time PSAM felt motivated to present to ISS and Glass Lewis and to hire an independent financial adviser, Houlihan Lokey, to assist and confirm our comprehensive analysis.

For a number of reasons, we were compelled to come forward and state our opposition publicly to this extremely complex reverse merger, first, because we believe the proposed transaction is highly risky and unfair to PCS shareholders.

The proposed capital structure for the deal transfers value from PCS shareholders to Deutsche Telekom and will leave the resulting combined company overleveraged compared with its peers, with Deutsche Telekom receiving all the downside protection if the new combined company fails, and 74 percent of the upside if it succeeds.  This structure is unfair to PCS holders, places excessive risk on us in the stub equity, and favors the combined company’s largest creditor, Deutsche Telekom.

Secondly, the PCS board has not been representing shareholder interests as it should in this transaction.  Two directors appear to be skeptical of the deal’s merits, despite their public endorsement of the combination.  Roger Linquist, the Chairman of the Board and CEO, has sold 30 percent of his total holdings at approximately $10 per share since December 12th of 2012, while signing

SEC filings stating that he believes the implied present value to shareholders is in round numbers between $17 to $19 per share.

Board member Kevin Landry’s firm, TA Associates, has sold almost its entire position since the merger was announced.  James Perry is also a PCS board director and managing director at Madison Dearborn.  Madison Dearborn has signed irrevocable proxies to vote for the proposed deal regardless of any changed circumstances, even if the board exercises its fiduciary out to approve a superior offer.  Both TA Associates and Madison Dearborn purchased their shares as private equity investors in 2005, and we suspect they are looking for a liquidity event for their investors in short term.

Regardless of their motivations, Kevin Landry and James Perry continue to lead the Governance Committee of the Board, which is a conflict of interest and a clear example of bad governance, in our opinion.  How can these board members fulfill their fiduciary duty and advocate for PCS shareholders if their outside firm interests incentivize them to liquidate their interests in PCS or vote for the transaction regardless of the terms?

The third point, T-Mobile’s parent company, Deutsche Telekom, has a number of inherent conflicts of interest, truly unprecedented for any deal I have ever seen.  Deutsche Telekom will be the combined company’s largest creditor and will also exercise absolute control over the company’s board.

If the transaction is approved, this will be the last opportunity PCS holders will have to express themselves, since Deutsche Telekom will own 74 percent of the pro forma equity and will have significant contractual rights over major decisions of the company, even if they sell down to become only a 30 percent holder.

The fourth reason we felt we needed to come out against this transaction is that the competitive landscape has materially changed in the telecom marketplace since the proposed deal was initially negotiated.  There have been many strategic transactions, regulatory shifts, FCC approvals, spectrum sales, M&A market and credit market improvements that raise serious questions as to the merits and valuations of this transaction.

At the same time, PCS’s process relative to T-Mobile has shifted substantially over the last many quarters, with PCS consistently outperforming T-Mobile.  As a result, PCS holders are being shortchanged to an even larger extent than they were when the terms were initially negotiated.

The fifth point is that rather than relying on normal course dividends they would receive as the combined company’s largest shareholder, Deutsche Telekom seizes every opportunity to extract value in the form of outsized coupons, royalty payments on the trademark they are inappropriately retaining, sale lead backs, and distribution fees on intercompany notes, all to provide more certain cash flow to itself before our shareholders receive anything.

This plan reflects their lack of confidence in their ability to execute their business plan.  We do not understand why Deutsche Telekom is not determined to create an equity base with adequate flexibility to fund the business plan and access capital markets, if necessary.

Moreover, should the expected industry consolidation continue, Newco would have a currency that would allow all shareholders to benefit, if management determines they’re a consolidator or if they’re determined to be a target.

We know and appreciate that many of you want to more fully understand our view on the possible alternatives and structures for this transaction, which were initially outlined in our first letters sent to the PCS and T-Mobile Boards on January 30th of this year and later reiterated in our white paper released on March 18th.  We will address this question in our presentation today and discuss the elements we feel need to be part of a revised offer for PCS in order for us to feel that PCS shareholders are being fairly considered and compensated.

That said, by the end of this presentation, we hope you will all appreciate why we are extremely comfortable with the standalone strategy that leaves holders in control of their destiny in a well-capitalized company with a strong operating team.  We want to be clear what we mean when we say standalone. Standalone does not mean standstill.  We expect PCS to be in a position to participate in the ongoing consolidation of the telecom industry that Deutsche

Telekom has publicly declared it expects to take place, but when the timing is appropriate for us.

We will demonstrate based on the detailed analysis that has been corroborated by independent proxy advisory firms, ISS and Glass Lewis, and our independent financial adviser, Houlihan Lokey, that PCS as a standalone company pursuing strategic alliances will generate superior value for PCS shareholders compared to the existing proposed merger.

As you can see on this slide, PCS stock reacted positively to preliminary news reports that Deutsche Telekom was in talks with PCS, but then traded down dramatically as the market and sell-side analysts digested the poorly negotiated terms and capital structure of the proposed transaction with T-Mobile.  The public disclosure of insider selling didn’t help, either.

When PSAM came out publicly to oppose a proposed transaction, PCS shares rallied, especially after ISS endorsed most of the points we communicated in our white paper.  A survey of sell-side analysts indicates that if shareholders approve the deal, PCS shares are headed lower.  While there is no agreement among analysts regarding the relative value of the combined company and standalone PCS, the analyst survey shows a higher average price for PCS standalone than for the combined company.  For this reason, we expect the stock to go up if the deal is voted down, based on the numerous strategic options available to an independent PCS.

I’ll now turn to Rich Bilotti, head of Special Situations Research at PSAM, to take you through our analysis of the superior value we expect PCS shareholders to receive under the standalone scenario.

Rich Bilotti:                                                       As Peter just stated, I will now explain how we arrived at understanding that PCS is worth at least $13 to $14 per share as a standalone company, which is superior to the value expected, post-closing of the proposed transaction.

There are four pillars to our fundamental analysis.  I will delve into each pillar in more detail in the next few minutes, but a brief summary may be helpful to begin with.

First, in our calculation, we have included the assumption that PCS buys $1.5 billion of spectrum.  However, there are multiple methods or alternatives to create network capacity.  We believe that the transition of PCS to an LTE platform creates strategic options.  Third, PCS has better operating benchmarks than T-Mobile.  And finally, PCS has a very valuable distribution strategy and platform.

There are two other valuation conclusions.  As Peter just stated, standalone does not mean stand still.  PCS will have other strategic options to pursue as time progresses.  Second, we believe that the standalone risk is significantly mitigated by spectrum values.

Our revenue, EBITDA and capital expenditure forecasts are slightly more conservative than management’s forecasts and further confirm the viability of a standalone alternative.  Keep in mind that management’s forecasts have not been updated since this past June.

Rather than read all of our considered assumptions, let me highlight a few key concepts.  First and most notably, PCS demonstrated an impressive conversion of 26 percent of its subscribers to long-term evolution services, better known as LTE, by the end of 2012.  Based on this conversion rate, we expect 35 percent of the subscribers to be on LTE by the end of the first quarter of 2013 and approximately two-thirds of the subscriber base to be on LTE by the end of 2015.

In our calculation, we assume a 15 percent increase in acquisition costs per new subscriber and a 50 percent increase in retention budgets, both to support the rollout of LTE.  The new spectrum, combined with the PCS marketing platform, creates significant upside to our base case forecasts.

Let me now address our spectrum assumptions in greater detail.  To begin, we have assumed that PCS will have $1.5 billion of additional spectrum.  While it is impossible to precisely determine the amount of spectrum that this budget will support, it’s more than reasonable to draw two parameters.  First, at recent spectrum prices, it’s likely that the $1.5 billion will allow PCS to at least double the spectrum depth in the majority of its major markets.  Second, with modern technology, doubling spectrum depth leads to significantly larger increases in network capacity.  The risks related to increasing network capacity are more than manageable.  Adding spectrum is a time-honored methodology for boosting network capacity.

The other alternatives are to split cells, use WiFi offloads, or purchase wholesales or roaming capacity.  Each has been actively employed by all carriers, and it’s very reasonable to assume that every carrier has all four strategies in their future network plans.

The other hot topic I’d like to address in greater detail are the benefits realized through the deployment of the LTE network.  We expect average revenue per user to be at least $50 for LTE.  We expect the churn will gradually decline to 2.3 percent in 2017, consistent with the early trends for LTE in the fourth quarter of 2012.  LTE enhances the portability of the subscriber base to potential future partners.  There’s no need to give LTE customers a new handset if PCS becomes part of a larger carrier.

This slide illustrates why we believe PCS deserves a higher multiple than T-Mobile, even before a control premium.  The first five boxes on this slide, reading left to right, are self-explanatory.  The final box on the right proves that size and scale, while valuable, are not the only strategic approaches to creating shareholder value.

Lifetime Subscriber Value is a very important benchmark.  PCS has a very efficient distribution strategy.  In fact, its $216 of costs per gross addition for 2012 were far lower than the same ratio for T-Mobile or Sprint.  PCS creates just over $20 of gross cash flow per user, per month.

At today’s churn rates, the average subscriber stays on the PCS network for just under 20 months.  The product of the last two points, $400 of lifetime cash flow per subscriber, is 185 percent of cost per gross addition.  T-Mobile’s ratios are far lower and may even be negative on their monthly no-contract product.

In calculating the value of PCS as a standalone company, there are three important points I want to underscore regarding our valuation methodologies.  First, the weighted average cost of capital used in our discounted cash flow analysis is identical to the rate used by PCS’s financial adviser in their fairness opinion.

Second, we have deducted the full $1.5 billion for spectrum purchases in our discounted cash flow analysis.  As mentioned earlier, this amount of spectrum is consistent with more than doubling of network capacity.  In contrast, the projections show a 60 percent increase in revenue and EBITDA by 2017.  Clearly, there is room for growth in the terminal cash flows used in the analysis.

Third, the alternative methodology, market multiples of EBITDA, does not reflect the same $1.5 billion of spectrum purchases.  We believe that the multiples for all wireless companies assume that carriers will either buy spectrum, use capital expenditures to create capacity through technology deployments, or likely a combination of both.

To close my remarks, I would like to end on why the worst case may actually be our best case.  Let’s assume that we cannot buy spectrum at all and technology does not provide alternative capacity strategies.  Based on data from a Federal Communications Commission (FCC) website, the original purchase prices for the existing PCS spectrum licenses were slightly in excess of $3.7 billion.  The values paid in those auctions for these specific licenses were typically 1.6 to 2.5 times the auction averages as the PCS licenses were for large markets.

Spectrum values have only gone up since these FCC auctions.  And the original value for the spectrum, almost all of the proceeds in a sale, would likely be covered by net operating losses and tax basis.  These proceeds, plus the liquidation value of the subscribers, plus the cash and less the debt, result in a net value that is about $13 a share.  The values, of course, would go up if we mark up the spectrum values to accommodate for the appreciation in these assets over the years.

I’ll now turn the presentation over to Doug Polley, who will review the issues we found most concerning with respect to the proposed transaction.

Doug Polley:                                                   Thanks, Rich.

The biggest problem with this deal since it was negotiated has been the capital structure that PCS and T-Mobile agreed upon.  From the start, there’s been a considerable lack of transparency regarding this capital structure that we’ve worked hard to simplify and understand for the benefit of all PCS shareholders.

We’ve come to realize how materially deficient this proposed transaction is in many hidden respects.  The key issues include, first, the true total amounts of debt on the combined company, second, the terms of the $15 billion Deutsche Telekom notes between Deutsche Telekom as corporate parent and the combined company, third, the non-call provision and make-whole premium on the notes, and, fourth, the calculation of the equity split.

On this slide, we’ve laid out the leverage ratios of the combined company and its competitors.  The biggest challenge in the combined company’s capital structure is the amount of these Deutsche Telekom notes, which result in an over-levered capital structure of approximately 3.6 times net debt-to-EBITDA.  This compares to AT&T, Verizon, and pro forma Sprint, the purported national competitors of the combined company, none of which is levered more than two times on a net basis.  We do not consider Leap an appropriate comparable for the combined company, nor would we want to emulate its sub-optimal capital structure.

In addition, the debt-to-equity ratio is above market.  The proposed capital structure implies an equity capitalization of approximately 26 percent to 28 percent, significantly lower than nearly any leveraged buyout.  The 26 percent equity stake is inadequate amount of equity capital, particularly for a company undergoing a substantial business transformation as it revamps its marketing strategy, combines two networks, and switches its subscribers to LTE.  How can the combined company compete as a national player on this weak basis?

For example, based on 2013 estimates for the combined company, the ratio of EBITDA minus capital expenditures to interest will be only 0.8 times, implying insufficient cash flow to even cover interest expense.  Having this much leverage will lead to an unstable and uncompetitive company that has no room for error and will, we believe, result in a significantly diminished market valuation.

Fixing this capital structure is our top priority.  In addition to the amount of debt, we need to address the interest rate on these DT notes.  On $15 billion of debt, an elevated interest rate can have a material effect on cash flow.  The interest rate on the Deutsche Telekom notes is based upon comparable market indices and securities, plus up to 187.5 basis points of spread and 200 basis points of imputed original issue discount, resulting in a rate that is by definition approximately 2 percent above the relevant market indices.

We would like to point out that the pari passu public notes that were recently issued by PCS are trading at an approximate 5.8 percent yield, and these DT notes appear to be priced at least a 150 basis points spread to that.

Reducing the Deutsche Telekom notes by $4 billion and adjusting the interest rates to market would generate approximately $500 million of annual interest expense savings, including approximately $310 million from debt reduction and $190 million from the reduced interest rate, an unequivocal benefit to all PCS shareholders.  Over the eight-and-a-half-year average life of the notes, the savings add up to approximately $4.2 billion.

We imagine that if management fully disclosed the negative effects of $500 million of incremental annual interest expense, they would admit that marketing, R&D and capital investment programs will all suffer, and the combined company will be vulnerable to better capitalize stronger competitors.

Another insidious feature of these Deutsche Telekom notes is the two- to six-year non-call provisions, which would result in up to a staggering $4.6 billion make-whole premium being due if the company or any third-party wanted to refinance these notes.

Keep in mind, that is more than the anticipated entire equity float of the combined company.  To the extent a buyer acquires the combined company in the near term and wishes to refinance these notes, Deutsche Telekom will receive more in the form of a make-whole premium than all PCS shareholders are likely to receive as owners of the combined company.  It is a giant poison pill.

One issue that we have not addressed is the lack of secured debt in the capital structure, as we are not sure if Deutsche Telekom can even remedy that without a major reduction in its equity percentage.  But you can see from our white paper that Deutsche Telekom’s constraints around secured debt are costing the PCS shareholders in the combined company even more in terms of incremental interest expense for which we, as PCS shareholders, are not compensated.  We imagine that a capital structure to substantial secured debt could probably save another $75 million to $100 million of annual interest expense.

On this next slide, one can see where PCS is currently trading relative to its competitors.  We believe the over-levered capital structure is depressing the PCS multiple as investors fear the combined company will not be able to compete.  Fixing this capital structure provides extraordinary upside in the form of potential multiple expansion.

Debt reduction and market interest rates have direct benefits to all stakeholders, including Deutsche Telekom.  We quantify on this slide on a per share basis the effect of an outright reduction in the Deutsche Telekom notes by $4 billion, $5 billion, and $6 billion, and we show the effects of bringing the interest rate on these notes in line with market, and then a consequent EBITDA multiple expansion for the whole enterprise resulting from the substantial de-risking of the capital structure.

A reduction of $4 billion of these notes would bring the combined company to approximately 3.0 times leverage, a more manageable level.  Remember that most of the benefit of any outright reduction in the DT notes goes directly to Deutsche Telekom as the 74 percent shareholder of the combined company.

Based on a $4 billion reduction of these notes, the combined company value per share increases by $2.81 just from converting debt to equity.  Adjusting the interest rates to market results in as much as an additional 82 cents per share.  And the combined company will benefit from multiple expansion, which based on a half-a-turn increase from 5.0 to 5.5 equates to an additional $2.08 value increase per share.  In aggregate, the combined company value per share will increase by as much as $5.72.

Importantly, PCS shareholders are not the only beneficiaries who have proposed changes to the deal.  And Deutsche Telekom’s stake in the combined company would be worth an incremental $2 billion even after accounting for the outright reduction of these $4 billion of their notes.

On this next slide, we lay out the equity split analysis based on a $4 billion reduction in the Deutsche Telekom notes and the 5.0 times EBITDA multiple for both companies.  We ran the equity split on both 2012 and 2013 estimated EBITDA, resulting in an implied equity split to PCS shareholders of 27.2 percent and 25.7 percent respectively before applying a control premium.

As further illustrated on the bottom of this slide, applying a moderate control premium to PCS results in an implied equity split to PCS shareholders of 30 percent to 34 percent.  Given the complete change of control, we believe it is incumbent upon the PCS board to negotiate a change of control premium to the benefit of all PCS shareholders.

There are two critical flaws in the way that PCS is calculating the equity split, which we have not included in our equity split analysis.  First, as further detailed on page 16 of our white paper, the $1.5 billion spectrum deduction by PCS is not appropriate.  If we bought such spectrum, we would have an asset of equal value that would need to be added.  The combined company does not have any intention to buy this incremental spectrum.  It is purely hypothetical.  This is an inequitable deduction.

Second, the $573 million of unspecified upward adjustments to T-Mobile’s 2013 EBITDA is unwarranted.  The cavalier approach taken in unspecified add-backs to T-Mobile and the spectrum deduction from PCS is astounding to

us.  These make no sense, and we feel validated that both ISS and Glass Lewis agreed with us about these incomprehensible adjustments.

In light of the basic math that we just presented, we think that a fair deal would entail a weighted average market interest rate on the DT notes of 6 percent; a $4 billion outright reduction in the Deutsche Telekom notes, which will benefit all shareholders, including Deutsche Telekom; a removal of all of the non-call provisions in the remaining $11 billion of Deutsche Telekom notes; and the 31-69 percent equity split to reflect a modest change of control premium.

I will now hand off to Peter to provide our closing remarks.

Peter Schoenfeld:                         Thanks, Doug.

In summary, we hope you now understand why we feel so strongly that the proposed transaction between MetroPCS and T-Mobile just does not make sense for PCS shareholders and that you will vote AGAINST the deal on April 12th using your WHITE PROXY card.  We all deserve to receive the greatest value available for our PCS shares, and right now, that greatest value will be achieved by having PCS remain as a standalone with the option to pursue ongoing strategic options that are available to us.

We’re now happy to answer any questions you have.

Operator:                                                                    Once again, in order to submit a question, please click on the question box on the left side of your webcast portal, type in your question, and press the submit button.

Peter Schoenfeld:                         OK.  First question is how can we be confident that the standalone plan will be implemented?  What is PSAM prepared to do?

I’ll take that one.  As you know, we made a request to the PCS board a while ago in a letter to delay the annual meeting and to establish a new window for nominations of board members.  We expect that the board will view a turn-down of this deal as a vote of no confidence and agree to our suggestion, but we can’t be sure.

PCS has a strong operating team, good management, but it lacks leadership and strategic direction from the board.  You know, we suggested originally that Roger Linquist would want to stay on for a transition, but it would require a new CEO search.

If for some reason the board is obstructionist, our present plan would be to lead a campaign to withhold votes at the next board meeting to express our dissatisfaction.  And as I’m sure you’re aware, the entire board can be replaced at the 2014 meeting if it becomes necessary.  And, you know, we would likely pursue that.

OK, we have a second question.  Would you walk us through the MetroPCS liquidation scenario?

Rich, would you take that, Rich Bilotti?

Rich Bilotti:                                                       Sure.  First, there’s $7 of cash on the balance sheet.  That’s obviously not a very controversial number.  For the moment, let’s use the original $3.7 billion of value paid for the spectrum from the MPC website based on the tax footnote and the 2012 10-K.  It appears to be both NOLs and bases that would shelter the majority of that sale of spectrum if it was sold from taxes.

And lastly, we would assume that PCS would continue its emphasis on converting subscribers to LTE, loses some 3G subscribers, but by the end of 2015 they would have about 5 million LTE subscribers with high ARPU and low turn rates.  Those are the components, and obviously the — you’ll see on the slide the value we place on the subscribers.

You know, we felt that was very conservative, because the lifetime value of the cash flows in an LTE subscriber could actually probably be twice that of a 3G subscriber, so there’s upside in that subscriber valuation.

The other obvious area where there’s upside is the spectrum.  And I don’t think there’s any controversy that spectrum values have only gone up in the last, you know, 15 years.  And for every 20 percent premium we put on the value of the spectrum, you get about $1.30 a share after taxes, but as the value goes up, obviously, the tax shield remains the same.  The marginal dollars would be fully taxed.

Peter Schoenfeld:                         OK, the next question we received is, what do you think is the optimal leverage ratio at the combined Metro T-Mobile?  Doug, would you take that one?

Doug Polley:                                                   Sure.  You know, optimal is a bit of a loaded question, because I’m not sure we’re in a position to achieve the optimal leverage ratio.  If I had to say what the optimal leverage ratio would be, I’d say the company should be aligned with its national competitors, which are currently levered at about 1.2 to 2 times on net debt-to-EBITDA.  Right now for us, this is really just about finding a capital structure that will allow the company to remain competitive, lower the cost of capital, you know, and raise additional capital if needed.

So the plan that we have suggested would — well, actually, let me step back.  The current capital structure as I mentioned is about 3.6 times, which leads to a 0.8 times EBITDA minus CAPEX to interest ratio, which is, in our view, completely inadequate, and about 29 percent equity contribution, all of which is just too tight in our view.

In our plan, with a $4 billion debt reduction, the EBITDA minus CAPEX to interest would be brought up to one times, so cash flow would be able to service interest, and net debt-to-EBITDA would be about three times, with the equity contribution of about 34 percent.

I would say despite the fact that this is the plan that we put forward, it’s still very thin from an equity perspective.  And just to give you some perspective, if you were to do a $6 billion reduction, that would be about 2.6 times levered with an EBITDA minus CAPEX to interest ratio of 1.2 times and a 36 percent equity contribution, which would obviously be better.  But I think the company will be adequately capitalized at three times, if we can get these notes reduced by $4 billion.

Peter Schoenfeld:                         OK.  We got another question here.  Can you help us highlight the value of the C-block spectrum that PCS owns, and how Sprint would be able to combine it with their adjacent G block to deploy a better, deeper LTE experience?

Rich Bilotti:                                                       I’ll take this one, and I’ll try to go light on the engineering terms.  As many of you know, LTE technology is optimized when you use a contiguous block of spectrum.  It amplifies the capacity to a gain, and that’s what I was referring to when I said gain more capacity.  You double the spectrum, you get more than a doubling of the capacity.

What’s interesting about the PCS spectrum is that both Sprint and T-Mobile rely on PCS and AWS band spectrum.  The MetroPCS spectrum happens to reside in exactly those spectrum bands, as well, hence the name, by the way, MetroPCS, which means that both parties create contiguous spectrum blocks, which if you’re an engineer is something you get really excited about.

Peter Schoenfeld:                         Thanks, Rich.  One question, probably our last: What other combinations or revisions would PSAM be willing to explore for PCS holders?

I’ll start on that.  Anyone else can join in if they want to.  Obviously to our presentation, this one and the white paper, we sort of demonstrated there are a lot of levers here that can be used in order to create value.  You know, we think the most robust lever is the amount of debt on the combined company.  We think that’s the most important, as we’ve indicated in this presentation.

But clearly, you know, bigger equity splits are possible.  There is a possibility, as well, that Deutsche may decide to buy PCS and keep it private for a while and IPO it some other time and give shareholders either cash or cash and some of the notes that we think are totally mispriced and significantly more than par.

We did note in the first configuration of the negotiations that Metro was going to be in somewhat of a control position with DT only taking 49 percent of their equity in the voting stake.  They have non-voting shares.  That would clearly allow the new company to access the debt markets in the way Doug portrayed them, getting access to both secured financing and more attractive terms on the unsecured financing, as well, to create value, so there are just many permutations of — we chose in this permutation to be — sort of simplify the process, you know, and focus on the debt structure, but there are a lot of different permutations that we can deal with.

Well, thank you again for listening to our presentation.  That sort of ends the Q&A period.  And, remember, please, vote the WHITE CARD AGAINST the transaction on April 12th.  Thank you all for attending.

Operator:                                                                    A replay of this webcast will be available tomorrow and will remain accessible until July 1, 2013, at 5:00 p.m. Eastern Time.  To access this information and other proxy materials and press releases published by PSAM to date, please go to www.innisfreema.com/pcs/.  Once again, that’s www.innisfreema.com/pcs/.  You may now disconnect.

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